Exhibit 99.1

MOST HOME CORP.

Shares Common Stock

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus relates to shares (the "Shares") of the common stock (the "Common Stock") of Most Home Corp. ("Most Home" or the "Company") which may be issued pursuant to certain employee incentive plans adopted by Most Home. The employee incentive plans provide for the grant, to selected employees of Most Home and other persons, of either stock bonuses or options to purchase shares of Most Home's Common Stock. Persons who receive Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

Most Home has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan, a 2000 Stock Bonus Plan and a 2004 Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between Most Home and the Plan participants.

The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

Most Home's common stock is quoted on the NASD OTC Bulletin Board under the symbol "MHME." On December 9, 2004 the closing price for one share of Most Home's common stock was $1.23.

The date of this prospectus is December 10, 2004

None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by Most Home. Most Home has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). Most Home has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Available Information

Most Home is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning Most Home can be inspected at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning Most Home is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Most Home has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which Most Home has filed with the Commission under the Securities Act and to which reference is hereby made.

Documents Incorporated by Reference

Most Home will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

Requests should be directed to:

Most Home Corp.
11491 Kingston Street, Suite 100
Maple Ridge, British Columbia
Canada, V2X 0Y6

The following documents filed with the Commission by Most Home (Commission File No. 000-29067) are hereby incorporated by reference into this Prospectus:

(1) Annual Report on Form 10-KSB for the fiscal year ended July 31, 2004, as amended.

All documents filed with the Commission by Most Home pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Table of Contents

Forward Looking Statements

Some statements under the captions "The Company" and " "Risk Factors and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Market data and forecasts used in this prospectus, have been obtained from independent industry sources. Although we believe these sources are reliable, we do not guarantee the accuracy and completeness of historical data obtained from these sources and we have not independently verified these data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

The Company

Most Home was established in 1997 with a vision to connect real estate consumers with high quality real estate agents via the Internet. Today, that vision is being realized as online consumers are introduced to the services of some 5,000 agents in over 2600 markets in the US and Canada.

The Company delivers client acquisition and management services to brokerages and agents within an Application Service Provider model. The Company's service allows brokers to better manage their business and attract productive agents. It also assists agents to acquire and nurture online leads that will generate the highest or most immediate financial return. Essentially, the Company is focused on enhancing and supporting the prospecting activities of its customers.

The Company generates two forms of revenue from the sale of its services. Firstly, it generates recurring annual revenues through the on-line rental of its service technologies by brokerages and agents. Secondly, it generates one-time referral fees from real estate transactions where it has participated in the transaction by qualifying the customer. These fees amount to 25% of one side of each transaction and average about $1,000 per transaction.

The key element to our products and services is how they facilitate five essential steps towards establishing a profitable client relationship for our customer. These steps are: Supporting our customer's web site advertising strategy; Capturing contact & qualification data from web site visitors; Qualifying web leads through our system filtering and licensed call center; Connecting the qualified consumer with our customer; and Maintaining an online data management facility for our customer.

The services and solutions offered by the Company to the marketplace are created using a combination of advanced technologies and platforms. Each service is designed to leverage the power and reach of the Internet and deliver scalability and minimal support. The key success of our development efforts so far has been our ability to deliver sophisticated programming features at lower costs than that offered by competitors.

One of the distinguishing strengths of the Company is its real estate lead qualification center. The Company has become adept at hiring, training and licensing customer service personnel that can contact and qualify web leads in a cost effective fashion.

Risk Factors

The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of Most Home.

An investment in Most Home's common stock involves risks due in part to prior operating losses, the limited market for Most Home's common stock, and competition in the real estate industry.

Prospective investors should be aware that ownership of Most Home's common stock involves risks which could depress the value of their shares. Most Home does not make, nor has it authorized any other person to make, any representations about the future market value of Most Home's common stock.

The securities of the Company should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus, our annual report as filed on Form 10-KSB and carefully consider, among others, the following risk factors prior to making an investment.

Most Home has suffered losses in the past

Most Home incurred a net loss of $148,718 for the year ended July 31, 2004, incurred a net loss of $180,992 for the year ended July 31, 2003 and incurred a net loss of $867,521 for the year ended July 31, 2002. Most Home had a profit of $21,891 for the three months ended July 31, 2004. Although management anticipates profitability in future periods, profitability cannot be assured and further losses may occur.

Foreign Currency Impact

The Company currently derives approximately 90% of its revenues from U.S. sources and nearly 100% of its expenses from Canadian sources. Increases in the Canadian dollar have negatively impacted the Company's expenses and cash flows. Bank of Canada (http://www.bankofcanada.ca) reports that the average annual exchange rate, based on monthly averages, for the Canadian to U.S. dollar was 1.3383 for the year ended July 31, 2004 compared to 1.4966 for the year ended July 31, 2003. This represents an increase of approximately 11%, on an average yearly exchange rate basis, in the Company's expenses and cash disbursements over the year ended July 31, 2004. The Company does not currently engage in foreign currency hedging activities.

Most Home is dependant on additional financing to expand its operations. If adequate funds are not available when required or on acceptable terms, Most Home may be required to alter its business plans and delay or scale back its sales and marketing efforts which, in turn, would result in a decline in Most Home's revenues.

Most Home needs additional capital to advance its business and marketing plans. Since the cash generated from Most Home's operations may not be sufficient to fund these activities, Most Home may need additional financing through private financings, debt or equity offerings or collaborative arrangements with others. Any equity offering will result in dilution of the ownership interest of Most Home's shareholders and may result in a decline in the price of Most Home's common stock. The Independent Auditors' Report with respect to Most Home's financial statements for the fiscal year ended July 31, 2004 includes an additional explanatory paragraph that states there exists substantial doubt about Most Home's ability to continue as a going concern. These consolidated financial statements do not include any adjustment as a result of this uncertainty.

Most Home's services are dependent on the use of the Internet and any interruptions, delays or capacity problems experienced on the Internet or with telephone connections would adversely affect Most Home's ability to operate.

Although Most Home has instituted safeguards and redundancy for its web servers, possible technical problems could occur, including software failures that resulted in Most Home being unable to view customer information by means of its websites, and website server hardware failures that caused Most Home's websites to be unavailable to its customers for significant periods of time. An extended interruption, delay or capacity problems related to the use of the Internet could significantly reduce future revenues.

Most Home may not be able to protect its intellectual property

Most Home considers the methods it uses to survey REALTORS® for potential membership in its program to be proprietary. Since these survey methods are not patented, Most Home relies primarily on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its survey methods. It is possible that others may independently develop superior survey methods or obtain access to Most Home's survey methods. Monitoring and identifying unlawful use of Most Home's technology may prove difficult, and the cost of litigation may prevent Most Home from prosecuting any unauthorized use of its technology.

Government regulation and legal uncertainties could impair the growth of the Internet and decrease demand for Most Home's services or increase its cost of doing business

Although there are currently few laws and regulations directly applicable to the Internet, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business by means of the internet. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for Most Home's services and increase the cost of doing business, or otherwise harm Most Home's business and operating results. Moreover, the applicability of existing laws to the Internet relating to property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

The limited public market for Most Home's common stock may limit the ability of shareholders to sell their shares.

Most Home's common stock is quoted on the OTC Bulletin Board and there has been only a limited public market for Most Home's common stock. An active trading market for Most Home's stock may not develop and purchasers of the shares may not be able to resell their securities at prices equal to or greater than the price paid for these shares. The market price of Most Home's common stock may decline as the result of announcements by Most Home or its competitors, variations in Most Home's results of operations, and market conditions in the real estate and Internet industries in general.

Rules of the Securities and Exchange Commission concerning low priced securities may limit the ability of shareholders to sell their shares.

Most Home's common stock is subject to Rule 15g-9 of the Securities and Exchange Commission which regulates broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security are provided by the exchange or system. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level or risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and if the broker/dealer is the sole market-maker, the broker/dealer must disclose this fact and the broker/dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. The bid and offer quotations, and the broker/dealer and its salesperson compensation information, must be given to the customer in writing before or with the customer's confirmation. The broker/dealer must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Monthly statements must be sent by the broker/dealer to the customer disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These disclosure requirements may reduce the level of trading activity in the market for Most Home's common stock and may limit the ability of investors in this offering to sell Most Home's common stock in the secondary market.

The issuance of additional shares of common stock could cause the price of Most Home's common stock to decline

Most Home has options, warrants and preferred stock outstanding as of December 9, 2004, the exercise or conversion of which could result in the issuance 8,896,309 additional shares of common stock representing 48.8% of the issued and outstanding shares. To the extent these shares are issued, the percentage of common stock held by existing common stockholders will be reduced. In addition the exercise of any or all of the options or warrants might result in further dilution of the net tangible book value of the existing stockholders' shares. If the market price of Most Home's common stock is above the exercise price of an option or warrant the holders of the option or warrant may exercise the warrant or option, in which case Most Home would be required to sell its shares at below market prices, further diluting the interests of other shareholders.

Comparative Share Data

As of December 9, 2004, Most Home had 18,294,515 outstanding shares of common stock. The number of shares outstanding as of December 9, 2004 excludes shares which may be issued upon the conversion of Series A Preferred stock or the exercise of options and warrants issued by Most Home.

The issuance of additional shares and the eligibility of issued shares for resale will dilute Most Home's common stock and may lower the price of Most Home's common stock. Investors in this offering will suffer immediate dilution since the price paid for the securities offered will likely be more then the net tangible book value of Most Home's common stock. Net tangible book value is calculated by dividing Most Home's total assets, less intangible assets and liabilities, and dividing it by the number of outstanding shares of common stock. The actual dilution to investors in this offering will depend on the price which they pay for the shares.

The following table lists additional shares of Most Home's common stock which may be issued as the result of the exchange of Series A Preferred stock or the exercise of outstanding options or warrants:
	Number of Shares	Note Reference
Shares issuable upon exercise of options granted to Most Home's officers, directors, employees, private investors, and consultants	5,063,000	A
Shares issuable upon exercise of warrants to Most Home's officers, directors, employees, private investors, and consultants	961,750	B
Shares issuable upon exchange of Series A Preferred Stock	2,871,559	C

  Options are exercisable at prices between $0.20 to $0.60 per share and expire between August 2006 and November 2007.

  Warrants are exercisable at prices between $0.15 to $0.40 per share and expire in between August 2005 and January 2007.

  On April 28, 2000, the Company acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc. (collectively referred to as "Home Finders Realty"). The Company completed this transaction by issuing 4,500,000 voting Series A Preferred shares, and by a wholly owned subsidiary issuing 4,500,000 preferred shares to William and Carole Coughlin, shareholders of Home Finders Realty. In November 2001, 1,000,000 preferred shares were exchanged for common shares of the Company. In June 2002, 628,441 Series A Preferred shares were exchanged for common shares of the Company.

On September 21, 2000, 612559 B.C. Ltd. acquired the voting rights to 3,500,000 shares of Most Home's Series A Preferred stock which are owned by William and Carole Coughlin. Each Series A Preferred share is entitled to one vote. 612559 B.C. Ltd. also acquired from Mr. and Mrs. Coughlin an option to acquire the 3,500,000 Series A Preferred shares, as well as 3,500,000 preferred shares of a wholly owned subsidiary of Most Home Corp. The option expired on April 30, 2002. A new option was signed on July 31, 2002. Under the new option agreement 612559 B.C. Ltd. acquired the voting rights to 2,871,559 Series A preferred shares and 628,441 common shares from Mr. and Mrs. Coughlin, as well as an option to acquire the said shares at a price that ranges from $0.30 to $1.00 per share. During Most Home's fiscal year ended July 31, 2004, 612559 B.C. Ltd. acquired 154,161 shares from Mr. and Mrs. Coughlin pursuant to the private option. The new option agreement will expire on January 31, 2005.

Use of Proceeds

All of the shares offered by this Prospectus are being offered by certain owners of Most Home's Common Stock (the Selling Shareholders) and were issued by Most Home in connection with Most Home's employee stock bonus or stock option plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by Most Home. Most Home will bear all expenses incurred in connection with this offering. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

Selling Shareholders

Most Home has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by Most Home. Most Home has a 2000 Incentive Stock Option Plan, a Non-Qualified Stock Option Plan, a 2000 Stock Bonus Plan and a 2004 Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of Most Home and other persons, of either stock bonuses or options to purchase shares of Most Home's common stock.

If subsequent to the date of this prospectus, we grant additional options or shares to any of our affiliates under the Plans, Instruction C of Form S-8 requires that we supplement the prospectus with the names of such affiliates of the amount of securities to be reoffered by them.

2000 Incentive Stock Option Plan. The Incentive Stock Option Plan authorizes the issuance of options to purchase shares of the Company's common stock. Only officers, directors and employees of the Company may be granted options pursuant to the Incentive Stock Option Plan. The option exercise price is determined by Most Home's Board of Directors but cannot be less than the market price of Most Home's common stock on the date the option is granted in order to qualify for incentive stock option treatment under the Internal Revenue Code.

Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase shares of the Company's common stock to the Company's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price and expiration date are determined by the Company's Board of Directors.

2000 and 2004 Stock Bonus Plans. The Company's 2000 and 2004 Stock Bonus Plans authorize the issuance of shares of common stock to the Company's employees, directors, officers, consultants and advisors provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary. The following sets forth certain information as of December 9, 2004 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans, and options granted outside of the Plans. Each option represents the right to purchase one share of the Company's common stock.

Type of Option	Total Shares Reserved Under Plans	Shares Reserved for Outstanding Options	Shares Issued Under Plans	Remaining Options/ Shares Under Plans
2000 Incentive Stock Option Plan	3,500,000	2,915,000	585,000	0
Non-Qualified Stock Option Plan	3,500,000	2,148,000	75,000	1,277,000
2000 Stock Bonus Plan	500,000	N/A	498,056	1,944
2004 Stock Bonus Plan	2,000,000	N/A	275,000	1,725,000

The following tables list all options and warrants granted by the Company as of December 9, 2004, including those that were not granted pursuant to the Company's Incentive or Non-Qualified Stock Option Plans.

2000 Incentive Stock Option Plan
Name	Shares Issuable Upon Exercise of Options	Option Exercise Price	Expiration Date of Option	Options Expired/ Exercised as of Dec. 9, 2004
Kenneth Galpin	250,000	$0.20	08/01/06	-- / -50,000
George Shahnazarian	300,000 300,000	$0.20 $0.60	08/01/06 11/16/07	-- / -- -- / --
Joy Tan	275,000 100,000	$0.20 $0.60	08/01/06 11/16/07	-- / 25,000 -- / --
Glenn Davies	300,000 300,000	$0.20 $0.60	08/01/06 11/16/07	-- / -- -- / --
Ken Landis	300,000	$0.60	11/16/07	-- / --
David Woodcock	300,000	$0.60	11/16/07	-- / --
Scott Munro	50,000 100,000	$0.25 $0.60	08/01/06 11/16/07	-- / -- -- / --
Company employees, former employees and consultants	240,000 100,000	$0.25 $0.60	08/01/06 11/16/07	-- / 10,000 -- / --
	--------------- 2,915,000 =========

Non-Qualified Stock Option Plan
Name	Shares Issuable Upon Exercise of Options	Option Exercise Price	Expiration Date of Option	Options Expired/ Exercised as of Dec. 9, 2004
Kenneth Galpin	375,000 300,000	$0.30 $0.60	11/05/06 11/16/07	-- / -- -- / --
George Shahnazarian	375,000	$0.30	11/05/06	-- / --
Ken Landis	300,000 375,000	$0.20 $0.30	08/01/06 11/05/06	-- / -- -- / --
David Woodcock	285,000	$0.20	08/01/06	-- / 15,000
Scott Munro	90,000	$0.30	11/05/06	-- / --
Employee	48,000	$0.30	11/05/06	-- / --
	--------------- 2,148,000 =========

Share Purchase Warrants
Name	Shares Issuable Upon Exercise of Warrants	Warrant Exercise Price	Expiration Date of Warrant	Warrants Expired/ Exercised as of Dec. 9, 2004
Consultants	625,000 300,000	$0.15 $0.32	08/28/05 01/28/07	-- / -- -- / --
Investors and Consultants	36,750	$0.40	12/31/06	-- / --
	--------------- 961,750 =========

The following persons have received shares of Most Home's common stock as a stock bonus:
Name	Shares Issued as Stock Bonus	Date Issued
Scott Munro, Officer	15,000	Aug. 8, 2000
James Sanford, ex-director	56,000	Aug. 8, 2000
former employee of a subsidiary	4,000	November 24, 2000
former employee of a subsidiary	1,000	February 26, 2001
employees and former employees of a subsidiary	13,500	May 7, 2001
former employee of a subsidiary	5,000	May 31, 2001
former employee of a subsidiary	7,500	October 15, 2001
Consultant	120,850	August 27, 2002
Consultant	120,850	September 24, 2002
Consultant	7,355	October 21, 2002
Consultant	134,615	January 24, 2003
employee of a subsidiary	12,386	January 24, 2003
employee of a subsidiary	75,000	August 6, 2004
Independent Consultants	200,000	Nov. 12, 2004
	773,056

See "Comparative Share Data" for information concerning other outstanding options.

Selling Shareholders

Officers, directors and affiliates of Most Home who acquired shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.
Name of Selling Shareholder	Number of Shares Owned	Option Shares (1)	Option Exercise Price	Expiration Date of Option	Number of Shares to be Beneficially Owned on Completion of the Offering	Percent of Class
Incentive Stock Options
Kenneth Galpin	50,000 (2)	300,000	$0.20	08/01/06	50,000 (2)	less than 1%
George Shahnazarian	416,666 (2)	300,000	$0.20	08/01/06	416,666 (2)	2%
Joy Tan	20,000	300,000	$0.20	08/01/06	20,000	less than 1%
Glenn Davies	0	300,000	$0.20	08/01/06	0	0%
Ken Landis	45,000 (2)	300,000	$0.60	11/16/07	45,000 (2)	less than 1%
Scott Munro	6,046	50,000 100,000	$0.25 $0.60	08/01/06 11/16/07	6,046	less than 1%
Subtotal		1,650,000
Non-Qualified Stock Options
Kenneth Galpin	50,000 (2)	375,000 185,000	$0.30 $0.60	11/05/06 11/16/07	50,000 (2)	less than 1%
George Shahnazarian	416,666 (2)	375,000	$0.30	11/05/06	416,666 (2)	2%
Ken Landis	45,000 (2)	300,000 375,000	$0.20 $0.30	08/01/06 11/05/06	45,000 (2)	less than 1%
David Woodcock	15,000	300,000	$0.20	08/01/06	15,000	less than 1%
Scott Munro	6,046	90,000	$0.30	11/05/06	6,046	less than 1%
Subtotal		2,000,000

  Represents shares issuable upon exercise of stock options granted pursuant to the Plans.

  In addition to these shares, Kenneth Galpin, George Shahnazarian and Ken Landis are the sole directors, officers and controlling persons of 612559 B.C. Ltd., a company which owns 1,412,273 shares of common stock, and has voting rights to 417,118 common shares and 2,871,559 preferred shares convertible into common shares. Mr. Landis further controls companies that own 800,000 shares of the Company. These shares are not registered by this prospectus.

To allow the Selling Shareholders to sell their shares when they deem appropriate, Most Home has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

Plan of Distribution

The Selling Shareholders may, from time to time, sell all or a portion of their shares of our common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this prospectus may be sold by the selling stockholder by one or more of the following methods, without limitation:

(a)

Block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the applicable exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	market sales (both long and short to the extent permitted under the federal securities laws);
(g)	at the market to or through market makers or into an existing market for the shares;
(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
(i)	a combination of any of the aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a Selling Shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a Selling Shareholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the Selling Shareholders if such broker-dealer is unable to sell the shares on behalf of the Selling Shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the Selling Shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the Selling Shareholder intends to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event the Selling Shareholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commission paid or discounts or concessions allowed to such broker-dealers, where applicable.

We and the Selling Shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

Experts

KPMG, LLP, has audited our financial statements included on our Annual Report on Form 10-KSB for the year July 31, 2004, as set forth on their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on such report of KPMG, LLP, and upon their authority as experts in accounting and auditing. The audit report covering the July 31, 2004 consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses and negative cash flows from the operations raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Restrictions on Resales

In the event that an affiliate of the Company acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under Section 16(b) of the Exchange Act, the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

British Columbia Residents

If the recipients of common stock or options under the Plans are residents of British Columbia, they have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to re-sell their shares they received from the Stock Bonus Plans or the shares they acquire from exercise of their stock options, which are being registered by this prospectus. The recipients may rely on the B.C. Securities Commission's Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to comply with B.C. securities laws to resell their shares.

According to BC Instrument 72-502, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the B.C. Securities Act may sell those securities without filing a prospectus under the B.C. Securities Act, if the following conditions are met:

(1)	The securities of the company are registered under section 12 of the U.S. Securities Exchange Act of 1934, as amended, or the company is required to file reports under section 15(d) of that Act.
(2)	The seller's residential address or registered office is in British Columbia.
(3)

A 4-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller. This 4-month hold period does not apply to securities that a seller acquired under a director or employee stock option.

(4)	If the seller is a control person of the company, then the seller has held the securities for at least 6 months.
(5)

The number of securities the seller proposes to sell under BCI 72-502, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6)	The seller sells the securities through a registered investment dealer.
(7)	The registered investment dealer executes the trade through an exchange, or market, outside Canada.
(8)	There has been no unusual effort made to prepare the market or create a demand for the securities.
(9)	The seller has not paid any extraordinary commission or other consideration for the trade.
(10)

If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

If a security acquired under a prospectus exemption is converted or exchanged into another security, the converted or exchanged security is considered the same security under BCI 72-502.

General

Most Home's Bylaws authorize indemnification of a director, officer, employee or agent of Most Home against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Most Home who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Most Home pursuant to the foregoing provisions, Most Home has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by Most Home or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of Most Home since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.